SETTLEMENT AGREEMENT AND STIPULATION

This Settlement Agreement and Stipulation (the "Settlement) dated as of September 6, 2023, by and between Trillium Partners, LP (the "Plaintiff"), and Pacific Ventures Group, Inc. (the "Defendant") ") each of whom are parties to certain now pending matter of civil litigation as identified infra, who collectively are referred to as "the Parties " or individually as, a "Party" as context may require, based upon the terms and conditions as set forth herein.

Recitals

WHEREAS, the Plaintiff has on or about August 27, 2023 filed unlimited civil complaint (the "**Complaint**") in the Superior Court for the State of California County of Los Angeles (the "**LASC**") further identified by case number 23STCV20379 and alleging certain claims against Defendant who has acknowledges service of process of the Complaint (the "**Acknowledgement**") on or about August 28, 2023 filed by the Plaintiff;

WHEREAS, the Plaintiff holds bona fide outstanding Claims against the Defendant, which total is not less than $6,033,474.16; comprised of the following Claims as set forth in Paragraph 10 of the Complaint filed on August 24, 2023 in the Superior Court for the State of California, County of Los Angeles further identified by case number 23STCV20379:

Creditor	Exhibit	Amount of Claim	Running Total
Lendspark	A	$2,414,785	$2,414,785
E Advance	B	$1,407,263	$3,822,048
Solis	C	$25,174.81	$3,847,222.81
Czarnik & Assoc.	D	$54,000	$3,901,222.81
Brighton	E	$499,852.55	$4,401,075.36
Butcher's Pride	F	$173,398.80	$4,574,474.16
Masjedi	G	$1,459,000	$6,033,474.16

WHEREAS, the Complaint contained two small scrivener's errors in Paragraph 8, resulting in an increase in the total Claims of $147.81, such that the total amount of Claims being settled herein is increased from $6,033,272.35 shown in Paragraph 11 of the Complaint to $6,033,474.16, because in Paragraph 8 of the Complaint, the Solis Claim was shown incorrectly as $25,000, rather than $25,174.81 and the Brighton Claim was shown incorrectly as $499,825.55, rather than $499,852.55;

WHEREAS, Plaintiff acquired the Claims against the Defendant by purchasing debt owed to other creditors of the Defendant, as evidenced by the supporting documentation attached as Exhibits A-G to the Complaint; and

WHEREAS, Plaintiff and the Defendant desire to resolve, settle, and compromise all of those Claims set forth in the Complaint (hereinafter collectively referred to as the "Claims").

Terms of Settlement and Stipulation

NOW, THEREFORE, the parties hereto agree as follows:

1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"AGREEMENT" shall have the meaning specified in the preamble hereof.

"CLAIM AMOUNT" shall mean $6,033,474.16.

"COMMON STOCK" shall mean the Defendant's common stock, par value $0.001 per share, and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Defendant).

“COURT” shall mean the Superior Court for the State of California, County of Los Angeles.

“DISCOUNT” shall mean 35%.

"DTC" shall have the meaning specified in Section 3b.

"DWAC" shall have the meaning specified in Section 3b.

"FAST" shall have the meaning specified in Section 3b.

“GROSS PROCEEDS” shall mean proceeds from sales of Settlement Shares by Plaintiff.

“NET PROCEEDS” shall mean Gross Proceeds less all brokerage, clearing and delivery related fees and charges associated with the generation of such Gross Proceeds, including but not limited to, commission and execution fees, ticket and deposit fees, DTC and Non-DTC, transfer agent and clearing agent fees.

"PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over the Counter Market, Bulletin Board, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“REMITTANCE AMOUNT” shall mean NET PROCEEDS multiplied by one minus the Discount ((1 – 0.35) or 0.65).

“SETTLEMENT SHARES” shall have the meaning specified in Section 3a.

"TRADING DAY" shall mean any day during which the Principal Market shall be open for business.

"TRANSFER AGENT" shall mean the transfer agent for the Common Stock (and to any substitute or replacement transfer agent for the Common Stock upon the Defendant's appointment of any such substitute or replacement transfer agent).

2. FAIRNESS HEARING. Upon the execution hereof, Defendant and Plaintiff agree, pursuant to Section 3(a) (10) of the Securities Act of 1933 (the "Act"), and Section 25142 of the California Corporations Code, to promptly submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares. This Agreement shall become binding upon the parties only upon entry of an order by the Court approving the terms of this Agreement (the "Order").

3. SETTLEMENT SHARES.

a. Following entry of an Order by the Court in accordance with Paragraph 2 herein and the delivery by Trillium Partners, LP and the Defendant of the Stipulation of Dismissal (as defined below), in settlement of the Claims, the Defendant shall issue and deliver to Trillium Partners, LP shares of its Common Stock (the "Settlement Shares") in one or more tranches as necessary, and subject to adjustment and ownership limitations as set forth below, sufficient to generate proceeds such that the aggregate Remittance Amount equals the Claim Amount.

b. No later than the fifth Trading Day following the date that the Court enters the Order, time being of the essence, Defendant shall: (i) cause its legal counsel to issue an opinion to Defendant's transfer agent, in form and substance reasonably acceptable to Plaintiff and such transfer agent, that the shares of Common Stock to be issued as the initial issuance and any additional issuance are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by Plaintiff without restriction pursuant to the Court Order; and (ii) issue the Settlement Shares, in tranches as necessary, by physical delivery, or as Direct Registration Systems (DRS) shares to Plaintiff's account with The Depository Trust Company (DTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC's Deposit/Withdrawal Agent Commission (DWAC) system,

without any legends or restriction on transfer pursuant to the Court Order. The date upon which the first tranche of the Settlement Shares has been received into Plaintiff's account and are available for sale by Plaintiff shall be referred to as the "Issuance Date".

c. The Defendant shall deliver to Trillium Partners, LP, through the initial tranche and any required additional tranches, that number of Settlement Shares, the proceeds from sales of which, will generate an aggregate Remittance Amount equal to the Claim Amount. Any Remittance Amount disbursed (and the associated sales of Settlement Shares executed) to satisfy claims of Sellers who are deemed affiliates of the Defendant shall be made only after the proscribed holding period has lapsed. To the extent that the Defendant issues Settlement Shares in excess of that necessary to satisfy the aggregate Claim Amount, Trillium Partners, LP shall return any excess Settlement Shares to Defendant for reinstatement as authorized, but unissued shares. As defined on Page 1 above, the Claim Amount is equal to $6,033,474.16. As defined on Page 2 above, the Remittance Amount shall mean sixty five percent (65%) of Net Proceeds of the sale of Settlement Shares. To satisfy the Claim Amount in full, the parties reasonably estimate that the fair market value of the Settlement Shares to be received by Plaintiff shall be equal to approximately $9,282,267.93. The parties acknowledge that the number of Settlement Shares to be issued pursuant to this Agreement is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

d. Notwithstanding anything to the contrary contained herein, the Settlement Shares beneficially owned by Trillium Partners, LP at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Defendant then beneficially owned by Trillium Partners, LP, or deemed beneficially owned by Trillium Partners, LP, would result in Trillium Partners, LP owning more than 9.99% of all of such Common Stock as would be

outstanding on such date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. In compliance therewith, the Defendant agrees to deliver the Initial Issuance and any additional issuances in one or more tranches.

4. Necessary Action. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

5. Releases. Upon receipt of all of the Settlement Shares required to be delivered hereby, in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the "Released Parties"), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect Plaintiff's right and title to any securities heretofore or hereafter issued to it by Defendant or any subsidiary of Defendant.

6. REPRESENTATIONS. Defendant hereby represents, warrants and covenants to Plaintiff as follows:

a. There are 5,000,000,000 shares of Common Stock of the Defendant authorized, of which approximately 824,861,624 Shares of Common Stock are issued and outstanding as of August 28, 2023;

b. The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

c. Upon Court approval of this Stipulation and entry of the Order, the shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

d. The Defendant has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to twice the number of shares that could be issued pursuant to the terms of the Order;

e. If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Defendant shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

f. The execution of this Agreement and performance thereof by Defendant and Plaintiff will not (1) conflict with, violate or cause a breach or default under any agreements between Defendant and any creditor (or any affiliate thereof) related to the accounts receivable comprising the Claims, or (2) require any waiver, consent, or other action of the Defendant or any creditor, or their respective affiliates, that has not already been obtained;

g. Without limitation, the Defendant hereby waives any provision in any agreement related to the accounts receivable comprising the Claims requiring payments to be

applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

h. The Defendant has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;

i. The execution, delivery and performance of this Agreement by Defendant has been duly authorized by all requisite action on the part of Defendant (including a majority of its directors), and this Agreement has been duly executed and delivered by Defendant;

j. Defendant did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Defendant's common stock or other securities;

k. This Settlement Agreement supersedes any prior agreement entered into for the settlement of any of the Claims, there has been no modification, compromise, forbearance, or waiver entered into or given by the Defendant with respect to the Claims. There is no action based on the Claims by the Defendant that is currently pending in any other court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

l. There are no taxes due, payable or withholdable as an incident of the provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement of the Claims;

m. Shannon Masjedi is the CEO and Director of the Defendant, and also has assigned her Claims to Trillium Partners, LP for the repayment of monies due to her pursuant to the exhibits filed with the Complaint. As an affiliate of the Defendant, Ms. Masjedi will receive payment for her Claims from Trillium Partners, LP after all other creditors referenced in the Complaint are paid, and in any event, no sooner than one (1) year from the date of the Order. To the best of the Defendant's knowledge, other than Shannon Masjedi, who will receive payment

from the Plaintiff for her Claims, as detailed in the Complaint and in the manner set forth here in this Section 6(m), no person is or will, directly or indirectly, utilize any of the proceeds received by Plaintiff by selling the Settlement Shares to provide any consideration to or invest in any manner in the Defendant or any affiliate of the Defendant;

n. Defendant has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation, or suspension of trading in the Common Stock;

o. No person will, directly or indirectly, receive any consideration from or be compensated in any manner by, the Defendant, or any affiliate of the Defendant, in exchange for or in consideration of selling the Claims; and

p. Defendant acknowledges that Plaintiff or its affiliates may from time to time, hold outstanding securities of the Defendant, including securities which may be convertible into shares of the Defendant's common stock at a floating conversion rate tied to the current market price for the stock. The Defendant's executive officers, and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Defendant has concluded in its good faith business judgment that such transaction is in the best interests of the Defendant. The Defendant specifically acknowledges that its obligation to issue the Settlement Shares is binding upon the Defendant and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Defendant.

7. Plaintiff hereby represents, warrants and covenants to Defendant as follows:

a. Plaintiff is the owner of the Claims;

b. The execution, delivery and performance of this Agreement by Plaintiff has been duly authorized by all requisite action on the part of Plaintiff, and this Agreement has been duly executed and delivered by Plaintiff.

8. CONDITIONS PRECEDENT/ DEFAULT.

a. If Defendant shall default in promptly delivering the Settlement Shares to Plaintiff in the form and mode of delivery as required by Section 3 herein;

b. If the Order shall not have been entered by the Court on or prior to one hundred-eighty days following the execution of this Agreement;

c. If the Defendant shall fail to comply with the Covenants set forth in Paragraph 14 hereof;

d. If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Defendant; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market; or trading in securities generally on the Principal Market shall have been suspended or limited; or minimum prices shall been established for securities traded on the Principal Market; or there shall have been any material adverse change (i) in the Defendant's finances or operations, or (ii) in the financial markets such that, in the reasonable judgment of Plaintiff, makes it impracticable or inadvisable to trade the Settlement Shares; and such suspension, limitation or other action is not cured within ten (10) trading days; then, at the sole option of Plaintiff, Plaintiff may deem the Defendant to be in default of this Agreement and Order, and Plaintiff may treat this Agreement as null and void.

9. <u>INFORMATION.</u> Defendant and Plaintiff each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

10. <u>OWNERSHIP AND AUTHORITY.</u> Defendant and Plaintiff represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

11. <u>NO ADMISSION.</u> This Agreement is contractual, and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of the litigation. This Agreement and each of its provisions in any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

12. <u>BINDING NATURE.</u> This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

13. <u>AUTHORITY TO BIND.</u> Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by

independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

14. COVENANTS.

a. For so long as Plaintiff or any of its affiliates holds any Settlement Shares, neither Defendant nor any of its affiliates shall, without the prior written consent of Plaintiff (which may not be unreasonably withheld), vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Defendant's Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Defendant; in favor of (1) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system like OTC Markets, (2) causing a class of equity securities of Defendant to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, (3) taking any action which would impede the purposes and objects of this Settlement Agreement.

b. Upon the signing of the Order by the Court, the Defendant shall file such public filings or reports as may be required in respect of this Agreement.

15. INDEMNIFICATION. Defendant shall indemnify, defend, and hold Plaintiff and its affiliates harmless with respect to all obligations of Defendant arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or directly by any creditor or shareholders of Defendant.

16. LEGAL EFFECT. The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to

the conditions stated herein, and each attorney represents that his or her client has freely consented to and authorized this Agreement after having been so advised.

17. WAIVER OF DEFENSE. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Defendant further waives any defense based on the rule against splitting causes of action. The prevailing party in any motion to enforce the Order shall be awarded its reasonably attorneys' fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorneys' fees, expenses, and costs.

18. SIGNATURES. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

19. VENUE, JURISDICTION AND CHOICE OF LAW. In accordance with the language of paragraph 8 of the creditors' respective Claims Purchase Agreements, and notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of California, applicable to agreements made and to be fully performed in that State and without regard to the principles of conflicts of laws thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the in the Superior Court for the State of California, County of Los Angeles as further provided at Code of Civil Procedure Section 664.6.

20. EXCLUSIVITY. For a period of thirty (30) days from the date of the execution of this Agreement, (a) Defendant and its representatives shall not directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) Plaintiff shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

21. INCONSISTENCY. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

22. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

(a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission

(b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail,

(c) the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the addresses shown on records of the court in California in the present case (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto).

23. CALIFORNIA CIVIL CODE 1542 WAIVER. The undersigned Parties, and each of them, expressly acknowledge and agree that this settlement and mutual release is intended to

extinguish claims of every type, including those known and unknown and those suspected and unsuspected, without regard to whether they are now known or suspected, even if those claims may materially affect the undersigned's decision to enter this release. This is a full and final mutual release, and the undersigned expressly waives any right under Civil Code Section 1542, which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

Although it is possible that the undersigned may discover new or additional damages or injuries, this release is intended to include all claims against all settling Parties and to extinguish all obligations in favor of the undersigned arising from the dispute(s) in this matter.

24. DISPUTED CLAIMS. It is understood and agreed that this Agreement is entered into in compromise of disputed claims and that neither the settlement between the Parties, the execution of this Agreement, nor the performance of any of the terms, provisions, or conditions of this Agreement shall be construed or interpreted as an admission of liability or fault on the part of either of the Parties to this Agreement.

25. .INVALID TERMS. If any term, condition or provision of this Agreement is held to be invalid, void or unenforceable, the remaining terms, conditions and provisions of this Agreement nevertheless shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

26. BINDING AGREEMENT. This Agreement and all of its terms, conditions and provisions shall be binding upon and shall inure to the benefit of each of the Parties and each of the Parties' respective successors and assigns.

27. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the Parties regarding the resolution of the dispute between them except to the extent the Parties execute additional documents to effectuate the terms, provisions, or intent of this Agreement.

28. AMENDMENTS. This Agreement may be amended only by an agreement in writing signed by the Parties hereto. The Parties acknowledge and agree that each of the Parties participated in the drafting of this Agreement and that this Agreement is not to be construed for or against any party.

29. SEVERABILITY The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

30. HEADINGS. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

31. CONSTRUCTION. Each of the Parties agrees that no particular Party to this Agreement shall be deemed to be the author of this Agreement or any particular term, provision or condition of this Agreement. Each of the Parties agrees that any ambiguities in this Agreement shall be resolved and that the terms, provisions and conditions of this Agreement shall be construed and interpreted without regard to which of the Parties may have suggested, drafted, revised, or otherwise authored this Agreement or any of its particular terms, provisions or conditions. Each of the Parties agrees that this Agreement shall be construed and interpreted as if drafted jointly by both of the Parties.

32. ATTORNEYS FEES. Each Party shall bear the expense of their own attorney's fees in connection with this Agreement, except in the event of reasonable attorney's fees incurred by a Party to enforce this Agreement or any portion thereof.

33. COUNTERPARTS. This Agreement may be executed in counterparts, including facsimile counterparts, and all such executed counterparts, including counterparts with facsimile signatures, together shall constitute one original Agreement which shall be binding on both of the Parties to this Agreement notwithstanding that both of the Parties are not signatory to the original or the same counterparts.

IN WITNESS WHEREOF, the Parties have duly executed this Settlement Agreement and Stipulation as of the date first indicated above.

Trillium Partners, LP
(the "Plaintiff")

By:
Name: Stephen Hicks
Title: Manager

Pacific Ventures Group, Inc.
(the "Defendant")

DocuSigned by:
shannon masjedi
By: F4E5382BFB424FA...
Name: Shannon Masjedi
Title: President

EXHIBITS

(included under separate cover)

Exhibit A

Notice of Settlement

Exhibit B

Application for An Order Approving Settlement

Exhibit C

Dismissal With Prejudice